Exhibit 99.1


INNKEEPERS USA TRUST COMPLETES 8.625% CUMULATIVE CONVERTIBLE
PREFERRED SHARE OFFERING:

PALM BEACH, Fla. - (BUSINESS WIRE)-May 19, 1998 - INNKEEPERS USA TRUST (NYSE:KPA), a hotel real estate investment trust (REIT), today announced the completion of a Rule 144A private placement of 4.2 million 8.625 percent cumulative convertible preferred shares, raising gross proceeds of approximately $105 million.

Each convertible preferred share has a stated value of $25 and is convertible immediately into 1.4811 common shares, representing a conversion price of $16.8794 per share (a premium of 13 percent over the common share closing price on the pricing date, May 12,
1998). Preferred shareholders will participate in common share dividend increases above $1.46. Currently, the annualized dividend on the common shares is $1.12. The convertible preferred shares are redeemable by the company beginning in May 2003.

Net proceeds of the offering will be used to repay outstanding indebtedness on the company's $250 million acquisition line of credit. The company will have approximately $365 million for future acquisitions under its charter debt limitation after application of the net proceeds of the offering.

The convertible preferred shares have not been registered under the Securities Act of 1933 and may not be offered or resold absent registration or an applicable exemption from registration requirements. This announcement is neither an offer to sell nor solicitation of an offer to buy the convertible preferred shares.

Innkeepers Trust USA is a hotel real estate investment trust and the nation's leading owner and acquirer of upscale, extended-stay hotel properties throughout the U.S. The company owns 62 hotels with a total of 7,439 suites or rooms in 24 states and focuses on acquiring Residence Inns and other upscale extended-stay hotels in markets with high barriers to entry.

Certain matters within this press release are discussed using forward-looking language as specified in the 1995 Private Securities Litigation Reform Law, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. From time to time, these risks are discussed in the company's filings with the Securities and Exchange Commission.

CONTACT:  David Bulger (Company)
          Chief Financial Officer
          (561) 835-1800 x302
                  or
          Jerry Daly or Carol McCune
          Daly Gray (Media)
          (609) 383-1414
                  or
          Paula Schwartz
          Financial Relations Board (Analyst Info)
          (212) 661-8030